EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 27, 2006 on the financial statements of Global Matrechs, Inc. for the years ended December 31, 2005 and 2004, included herein on the registration statement of Global Matrechs, Inc. on Form SB-2, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Sherb & Co., LLP

SHERB & CO., LLP
Boca Raton, Florida
June 27, 2006